SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is made and entered into by XsunX, Inc., a Colorado corporation (“Sublandlord”), and MVSystems, Inc., a Colorado corporation (“Subtenant”) as of May 30, 2008. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1. Definitions. In this Sublease, the following terms have the meaning given to them:

a. Building: The building located at 500 Corporate Circle, Golden, Colorado 80401, which building contains the Subleased Premises and the Original Premises.

b. Sublease Commencement Date: May 31, 2008.

c. Master Lease: Lease dated April 28, 2006, between Green Mountain Corporate Center II, LLP as Landlord, and Sublandlord, as Tenant. A copy of the Master Lease is attached to this Sublease as Exhibit A and is made a part of this Sublease by this reference.

d. Subleased Premises: That portion of the Original Premises designated as the “Warehouse” portion, together with any interior windows which shall remain unobstructed, as depicted on the floor plan attached to this Sublease as Exhibit B, which floor plan is made a part of this Sublease by reference.

e. Retained Premises: That portion of the Original Premises designated as the “Workshop,” “Open Office Area,” “Office 01,” “Office 02” and “Restroom” portions, together with any interior windows which shall remain unobstructed, as depicted on the floor plan attached to this Sublease as Exhibit B.

f. Original Premises: The premises demised to Sublandlord under the Master Lease, known as Suite J of the Building.

g. Termination Date: May 31, 2009, unless earlier terminated as provided in this Sublease.

2. Agreement. Sublandlord subleases the Subleased Premises to Subtenant, and Subtenant subleases the Subleased Premises from Sublandlord, according to the terms of this Sublease.

3. Acceptance of Subleased Premises. Sublandlord will deliver the Subleased Premises, and Subtenant will accept the Subleased Premises, in an “as is” condition on the Sublease Commencement Date.

4. Term. The term of this Sublease will begin on the Sublease Commencement Date and shall end on the Termination Date, unless earlier terminated as provided in this Sublease (“Sublease Term”). The parties expressly agree and acknowledge that this Sublease shall terminate upon the closing of a sale to a third party purchaser or the exercise of the Reimbursement Option, as provided for in the Separation Agreement and Mutual Release executed by Subtenant and Sublandlord contemporaneously herewith (“Separation Agreement”).

5. Subtenant Use of and Access to Subleased Premises. Subtenant may use the Subleased Premises for office, laboratory and manufacturing purposes. Sublandlord and Subtenant acknowledge that Subtenant will be operating or maintaining within the Subleased Premises the X4-BPL machine currently located in the Subleased Premises (the “Machine”) for purposes of a potential sale to a third party as set forth in the Separation Agreement. Sublandlord and Subtenant further acknowledge that Subtenant will use for such purpose, as necessary to demonstrate the Machine, the gas cabinets currently installed in the Subleased Premises (“Gas Lines”). Access by Subtenant to the Subleased Premises shall be through the doorway located in Suite L of the Building, the same being the doorway in the “Warehouse” portion as depicted on Exhibit B hereto.

6. Representations and Obligations of Subtenant Regarding Machine. Subtenant represents that as of February 12, 2008, the Machine fully complied with the functionality and system operating standards set forth in Section 11 of the Machine proposal of Subtenant to Sublandlord dated December 2, 2005, which Section 11 bears the heading “Process and System Guaranties.” Subtenant further represents and warrants that throughout the Sublease Term, the Machine: (a) will not be relocated from the Subleased Premises except as provided for in the Separation Agreement; (b) will be maintained in its present condition as of the date hereof, without disassembly or removal of any parts except as necessary for replacement of parts to demonstrate the Machine to potential purchasers; and (c) will be used by Subtenant solely for demonstration to potential buyers in connection with a potential sale of the Machine to a third party as set forth in the Separation Agreement together with such operation and maintenance as necessary to demonstrate the Machine for purposes of a potential sale. Subtenant’s representations and obligations set forth in this paragraph 6 are referred to as the “Machine Representations.”

7. Sublandlord Use of and Access to the Subleased Premises. During the Sublease Term, Sublandlord shall have no use of or access to the Subleased Premises except as follows: two representatives of Sublandlord shall be granted access, together, to the Subleased Premises solely for purposes of verifying Subtenant’s compliance with the Machine Representations, which access shall be limited to once a quarter during the Sublease Term on a date mutually agreed by Subtenant and Sublandlord at least five (5) business days in advance.

8. Rent. In consideration of the mutual obligations set forth herein, Sublandlord entered into the Separation Agreement. Sublandlord and Subtenant mutually acknowledge that execution of the Separation Agreement, together with the mutual obligations set forth therein, is full and adequate consideration for the obligations set forth in this Sublease. Accordingly, Subtenant will pay no rent to Sublandlord hereunder. Sublandlord further agrees that throughout the Sublease Term the Sublandlord shall be responsible to pay, and shall pay, any rent due under the terms of the Master Lease (hereinafter, “XsX Rental Payments”), together with any additional rent, real estate taxes and assessments and expenses of operating and maintaining the Subleased Premises other than the Utilities and Insurance as set forth in paragraphs 9 and 10 below.

9.  Utilities. Beginning on the Sublease Commencement Date, Sublandlord’s account with electrical, water, sewer and other utilities for the Original Premises will be transferred to Subtenant for the Sublease Term. Throughout the Sublease Term, Subtenant shall be responsible to pay, and shall pay, all utilities for both the Subleased Premises and the Retained Premises less the monthly sum of $100.00, which monthly $100.00 amount shall be payment by Sublandlord for utilities used in connection with the Retained Premises (“XsX Utilities Payment”). The XsX Utilities Payment shall be due to Subtenant and payable by Sublandlord to Subtenant on or before the 5th day of each month during the Sublease Term. Subtenant shall be reimbursed for its payment of Utilities (excluding the XsX Utilities Payment paid by Sublandlord) in accordance with, and to the extent permitted by, the Separation Agreement.

10. Insurance. Beginning on the Sublease Commencement Date, and throughout the Sublease Term, Subtenant shall maintain in full force and effect, with a commercial insurance carrier licensed and duly authorized to issue such insurance in the State of Colorado, insurance policies and coverages for the Subleased Premises approved by Sublandlord and to include premises, fire and casualty, and commercial general liability coverages. Subtenant shall be reimbursed for the cost of any insurance premium paid by Subtenant to comply with this paragraph 10 in accordance with, and to the extent permitted by, the Separation Agreement.

11. Maintenance and Condition of the Subleased Premises. Throughout the term of the Sublease, Subtenant shall maintain the Subleased Premises in such condition as delivered by Sublandlord to Subtenant on the Sublease Commencement Date. Upon expiration of the Sublease Term, the Subleased Premises shall be surrendered to Sublandlord in the same condition and without removal of any equipment other than the Machine in the event of a sale or exercise of the Reimbursement Option as set forth in the Separation Agreement. Without limiting the foregoing, Subtenant and Sublandlord specifically agree that the Gas Lines will be maintained throughout the Sublease Term and surrendered to Sublandlord upon expiration of the Sublease Term in the same condition as delivered on the Sublease Commencement Date. Without Sublandlord’s prior written consent, the Gas Lines shall not be used by Subtenant except as set forth herein, shall not be included in any sale of the Machine and shall not be removed from the Subleased Premises.

12. Alterations. Subtenant shall not make any alterations, additions, or improvements to the Subleased Premises without Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, and in compliance with the Master Lease. Notwithstanding the foregoing, Sublandlord hereby consents to Subtenant installing new locks on all doors accessing the Subleased Premises.

13. Assignment and Subletting. No portion of the Subleased Premises or of Subtenant’s interest in this Sublease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of Subtenant, without the prior written consent of Sublandlord and Landlord in accordance with the Master Lease, such consents not to be unreasonably withheld.

14. Termination for Cause. This Sublease may be terminated by either party for cause in the event of a material breach by the other party (“breaching party”) of this Sublease or a “Material Breach” as defined in the Separation Agreement, upon thirty (30) days advance written notice to the breaching party if said material breach is not cured within thirty (30) days of the written notice. Upon such termination for cause, Subtenant shall have vacated the Subleased Premises and the Subleased Premises shall revert to Sublandlord.

15. The Master Lease. This Sublease is subject to the Master Lease. The provisions of the Master Lease are incorporated into this Sublease as though Sublandlord were the Landlord under the Master Lease and Subtenant were the Tenant under the Master Lease, to the extent any such provisions apply to the Subleased Premises. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Master Lease. Subtenant has received a copy of the Master Lease. In the event the Master Lease terminates or expires for any reason, this Sublease shall automatically terminate as well.

Without limiting the foregoing in any manner, Subtenant expressly agrees with respect to the Subleased Premises that Tenant’s restoration, maintenance and repair obligations set forth at paragraphs 9 - 10 of the Master Lease shall apply to Subtenant; provided, however, that Subtenant’s obligations hereunder shall be limited to the conditions of the Subleased Premises as they exist on the Sublease Commencement Date. Subtenant further expressly agrees with respect to paragraph 20 of the Master Lease that: (i) Tenant’s indemnity obligations set forth therein shall apply to Subtenant, and Sublandlord shall be an additional indemnitee with respect to such obligations; and (ii) Subtenant shall maintain Commercial General Liability insurance as set forth therein, naming Sublandlord as an additional insured, and Subtenant shall provide a certificate or other proof of such insurance coverage to Sublandlord at its request.

Provided further, that such restoration, maintenance, repair and indemnity obligations of Subtenant shall exclude any liability, damage or injury caused by Sublandlord and/or its employees, contractors and agents in connection with Sublandlord’s use of the Retained Premises and/or access to the Subleased Premises pursuant to Paragraph 7 above.

16. Notices. All notices and other communications required under this Sublease shall be in writing and shall be given by United States first class mail, postage prepaid, registered or certified, return receipt requested, facsimile or by hand delivery (including by means of a professional messenger service) addressed as follows:

If to Sublandlord:	XsunX, Inc.
65 Enterprise
Aliso Viejo, CA 92656
Attn: Tom Djokovich
(Tel) (949) 330-8062
(Fax)

With copy to:	Tobin D. Kern, Esq.
Sherman & Howard, LLC
633 17th Street, Suite 3000
Denver, Colorado 80202
(Tel) (303) 299-8384
(Fax) (303) 298-0940

If to Subtenant:	MVSystems, Inc.
500 Corporate Circle, Unit L
Golden, Colorado 80401
Attn: Dr. Arun Madan
(Tel) (303) 271-9907
(Fax) (303) 526-1408

With copy to:	Lee F. Johnston, Esq.
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado 80218
(Tel) (303) 295-8562
(Fax) (303) 295-8261

17. Entire Agreement. This Sublease, together with the Separation Agreement, constitutes the entire agreement between Sublandlord and Subtenant, and there are no other oral or written agreements with respect to the Subleased Premises between them. No modification or amendment of the Sublease will be made without the prior written consent of Sublandlord and Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed.

18. Consent. The effectiveness of this Sublease is conditioned upon the execution of the Consent to Sublease below by Landlord, the terms of which are incorporated herein.

19. Execution in Counterparts. This Sublease may be executed in counterparts by facsimile to be followed by originally executed counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same agreement.

Sublandlord and Subtenant have executed this Sublease as of the date first above written.

SUBLANDLORD:

XSUNX, INC., a Colorado corporation

By: _____________________________ Name: __________________________ Title: ___________________________

SUBTENANT:

MVSYSTEMS, INC. a Colorado corporation

By: _____________________________ Name: __________________________ Title: ___________________________

EXHIBITS
Exhibit A--The Master Lease
Exhibit B--Subleased Premises

CONSENT TO SUBLEASE

Landlord: Green Mountain Corporate Center II, LLP, a __________________ limited liability partnership

Tenant:        XSunX, Inc., a Colorado corporation

Subtenant:                  MVSystems, Inc., a Colorado corporation

Master Lease:    Lease dated April 28, 2006, between Landlord and Tenant.

Sublease:                    Sublease Agreement between Tenant, as Sublandlord, and Subtenant, dated May ___, 2008, a copy of which is attached hereto.

Date:           May ___, 2008

Landlord hereby consents to the subletting of the subleased premises described in the Sublease (the “Subleased Premises”) by Tenant to Subtenant, so long as:

1. Tenant continues to pay all Rent and other sums and the performance of all covenants required of Tenant under the Master Lease, in accordance with the terms of the Master Lease.

2. If a default by Tenant under the Master Lease occurs beyond any applicable period of notice and cure, Landlord agrees to provide notice of such default to Subtenant in accordance with paragraph 16 of the Sublease, and Subtenant shall have the right, but not obligation, to cure Tenant’s default within five (5) days after receipt of such notice. Providing Subtenant an additional period to cure Tenant’s default will not constitute a waiver by Landlord of any of Landlord’s rights against Tenant as result of such default. If Subtenant fails to cure Tenant’s default within such 5 day period, Landlord may exercise all rights and remedies it may have against Tenant under the Master Lease or otherwise. If the Master Lease is terminated as a result of Tenant’s default under the Master Lease, in addition to all other rights and remedies of Landlord, the Sublease will automatically terminate.

3. The Sublease may not be amended except by written consent in advance of Landlord.

4. All rights and remedies of Subtenant pursuant to the Sublease, if any, will be solely against Sublandlord. Neither this Consent nor the Sublease will give Subtenant any rights under the Master Lease except those expressly granted by the Sublease.

5. If any conflict between the Master Lease and the Sublease occurs, the Master Lease will control.

6. Landlord approves of the terms, conditions and agreements contained in the Sublease (all of which shall be subordinate and subject at all times to the terms, covenants and conditions of the Master Lease), provided, however, Landlord assumes no liability or obligation of any kind whatsoever on account of anything contained in the Sublease. Landlord hereby consents to Subtenant changing the locks on all doors accessing the Subleased Premises, so long as Subtenant provides a copy of all keys to such locks to Landlord for fire or police department emergency access.

7. By executing this consent, Landlord shall not be deemed to have waived any rights under the Master Lease, Tenant shall not be deemed to have waived or been released from any of its obligations under the Master Lease, nor shall Landlord be deemed to have waived Tenant’s obligations to obtain any required consents under the Master Lease (other than consent to the Sublease itself).

8. The Sublease shall be deemed and agreed to be a sublease only and not an assignment and there shall be no further subletting or assignment of all or any portion of the Subleased Premises without the prior written consent of Landlord in accordance with the terms and conditions of the Master Lease.

LANDLORD:

GREEN MOUNTAIN CORPORATE CENTER II, LLP, a _______________ limited liability partnership

By:_______________________ Name:____________________ Title:_____________________